EXHIBIT 99.1

Johnson Outdoors Announces Improved 2010 Fiscal Second Quarter Results

RACINE, Wis., April 30, 2010 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation company, today announced higher earnings on increased net sales for its second fiscal quarter ended April 2, 2010. Net income of $6.2 million, or $0.64 per diluted share, compared favorably to the prior year second quarter net income of $2.5 million, or $0.27 per diluted share. Total net sales for the quarter were $112.9 million versus net sales of $106.6 million in the prior year period.

SECOND QUARTER RESULTS

Second quarter sales reflect initial shipments to customers in anticipation of the primary retail selling period for the industry's seasonal outdoor products. Total net sales grew 5.9 percent year-over-year due to improved economic conditions in key markets, with three of the Company's four business units posting solid gains during the quarter. Favorable currency translation had a 2.1 percent positive impact on total Company revenues in the quarter.

  Marine Electronics net sales were 5.7 percent above last year due to growth in Minn Kota®, Cannon® and Humminbird® brands across all channels in both domestic and international boat markets.
  Diving net sales increased 18.8 percent over the prior year quarter on the strength of new product innovations, significant increases in European sales and favorable currency translation, which comprised 4.8 percent of the quarter net sales growth.
  Outdoor Equipment net sales jumped 62.1 percent over the prior year quarter due to growth in all segments as Military sales more than doubled and Consumer camping sales increased 42.7 percent versus the prior year quarter. The Company continues to expect fiscal 2010 Military sales to be within the historical $15-20 million range.
  Watercraft net sales were 25.2 percent below the prior year quarter due in part to a change in order programs encouraging customer purchases closer to the consumer retail season primarily in the specialty channel.

Total Company operating profit of $8.1 million for the second fiscal quarter compared favorably to operating profit of $5.8 million in the prior year quarter.  Key factors contributing to the comparison were:

  Continued stabilization in outdoor recreation markets.
  Higher sales and favorable product mix in Marine Electronics, Diving and Outdoor Equipment units.
  An increase in gross profit margin to 40.2 percent from 37.5 percent in the prior year quarter.
  Continued benefit from aggressive cost savings initiatives, particularly in Watercraft.
  Variable costs associated with higher sales, increased R&D spending and bonus accruals accounted for the increase in operating expense during the current quarter.

The Company reported net income of $6.2 million, or $0.64 per diluted share, during the second fiscal quarter, compared to net income of $2.5 million, or $0.27 per diluted share, in the same quarter last year.  Interest expense declined 54 percent during the current fiscal quarter as a result of the Company's improved debt restructuring announced in September 2009.

In November, the Company announced completion of single-site manufacturing consolidation for its Watercraft unit as part of an initiative to significantly reduce cost and complexity, and optimize synergies and assets. The Company anticipates at least $4.0 million in annual long-term savings to be achieved by these initiatives. During the current quarter, despite declining sales, Watercraft gross margins improved 3.2 points year-over-year and the unit posted its first second quarter profit in three years.

"Second quarter results reflect improving economic conditions, stabilization in the outdoor recreational industry and our ability to deliver meaningful innovation that brings excitement to the marketplace and drives growth in a very tough competitive environment. Importantly, we are benefiting from the actions we have taken to transform Johnson Outdoors for sustained profitability. We feel good about where we are and continue to work aggressively to grow share, reduce costs and enhance shareholder value," said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

TRANSFORMATION UPDATE

On November 20, 2009, the Company outlined plans to further transform Johnson Outdoors to achieve sustained profitable growth focusing on continued cost-structure reductions, enhanced product price/value, targeted revenue gains and strong balance sheet management. At the end of the second quarter:

  Restructuring efforts delivered cost-savings in line with expectations.
  Inventory levels declined for the sixth quarter in a row to 8 percent below the prior year quarter end.
  Interest expense for the quarter declined 54 percent below the prior year quarter.

YEAR-TO-DATE RESULTS

Net sales in the first six months of fiscal 2010 were $183.4 million versus $176.4 million in the same six-month period last year, an increase of 4.0 percent.  Key drivers in the year-to-date period were:

  Continued stabilization in domestic and international outdoor recreation markets.
  Increased sales in both domestic and international markets.
  Favorable currency translation of 2.6 percent.

Total Company operating profit was $4.5 million during the first six months of fiscal 2010 compared to an operating profit of $0.6 million during the prior year-to-date period. Net income for the first six months of the year was $1.9 million, or $0.20 per diluted share, versus a net loss of ($4.4) million, or ($0.49) per diluted share, in the first six months of the prior year. Primary drivers behind the year-to-date comparison were consistent with those during the second quarter in addition to a 44 percent decrease in interest expense versus the same period last year.

OTHER FINANCIAL INFORMATION

The Company's debt level was $74.0 million at the end of the second quarter versus $65.3 million at April 3, 2009, and debt, net of cash, was $53.4 million versus $51.4 million at the end of the prior year's quarter due in part to the growth in accounts receivable.  Depreciation and amortization was $5.0 million year-to-date, compared to $5.2 million during the first six months of the prior year. Capital spending totaled $4.0 million during the first six months of fiscal 2010 compared with $3.9 million in same period in 2009.

"We continue to make significant progress to further strengthen the balance sheet, and remain on track to achieve our three-year growth and profitability targets," said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, April 30, 2010.   A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page: www.johnsonoutdoors.com. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices (PFDs); Minn Kota® motors; Cannon® downriggers; Humminbird® fishfinders; Geonav® marine electronics; SCUBAPRO® UWATEC® and SubGear® dive equipment; Silva® compasses; Tech4O® digital instruments; and Eureka!® tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "may," "planned," "potential," "should," "will," "would" or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company's success in implementing its strategic plan, including its focus on innovation; actions of and disputes with companies that compete with the Company; the Company's success in managing inventory and its continuing efforts to implement sustainable cost-cutting and sales growth initiatives; the risk that the Company's lenders may be unwilling to provide a waiver or amendment if the Company were to violate financial covenants and the cost to the Company of obtaining any waiver or amendment that the lenders would be willing to provide; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies or interest rates; the Company's success in its on-going cost-structure reduction efforts; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

- - - - FINANCIAL TABLE FOLLOWS - - - -

JOHNSON OUTDOORS INC.
(Unaudited)

(thousands, except per share amounts)
	THREE MONTHS ENDED		SIX MONTHS ENDED
Operating Results	April 2 2010	April 3 2009	April 2 2010	April 3 2009
Net sales	$ 112,897	$ 106,630	$ 183,357	$ 176,386
Cost of sales	67,511	66,662	111,615	111,312
Gross profit	45,386	39,968	71,742	65,074
Operating expenses	37,332	34,176	67,243	64,505
Operating profit	8,054	5,792	4,499	569
Interest expense, net	1,444	3,080	2,601	4,574
Other (income) expense, net	209	(456)	(471)	664
Income (loss) before income taxes	6,401	3,168	2,369	(4,669)
Income tax expense (benefit)	218	703	422	(193)
Income (loss) from continuing operations	6,183	2,465	1,947	(4,476)
Income from discontinued operations	--	--	--	41
Net income (loss)	$ 6,183	$ 2,465	$ 1,947	$ (4,435)
Net income (loss) per common share - Diluted:
Continuing operations	$ 0.64	$ 0.27	$ 0.20	$ (0.49)
Discontinued operations	--	--	--	--
Diluted average common shares outstanding	9,339	9,166	9,244	9,152
Segment Results
Net sales:
Marine electronics	$ 62,096	$ 58,732	$ 95,191	$ 90,710
Outdoor equipment	13,738	8,475	22,500	19,712
Watercraft	16,200	21,672	26,469	32,719
Diving	21,194	17,835	39,689	33,385
Other/eliminations	(331)	(84)	(492)	(140)
Total	$ 112,897	$ 106,630	$ 183,357	$ 176,386
Operating profit (loss):
Marine electronics	$ 8,084	$ 7,147	$ 7,591	$ 6,178
Outdoor equipment	1,935	405	2,665	1,330
Watercraft	134	(245)	(1,011)	(1,844)
Diving	300	294	216	(903)
Other/eliminations	(2,399)	(1,809)	(4,962)	(4,192)
Total	$ 8,054	$ 5,792	$ 4,499	$ 569
Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 20,623	$ 13,919
Accounts receivable, net			104,747	100,466
Inventories, net			69,055	75,405
Total current assets			201,948	197,806
Total assets			269,494	262,991
Short-term debt			58,017	4,648
Total current liabilities			117,490	76,172
Long-term debt			15,961	60,690
Shareholders' equity			116,254	112,386

CONTACT:  Johnson Outdoors Inc.
          David Johnson, VP & Chief Financial Officer
            262-631-6600
          Cynthia Georgeson, VP - Worldwide Communication
            262-631-6600